Exhibit 5.3

Avocats à la Cour 33 avenue J.F. Kennedy L-1855 Luxembourg
To: Pentair Finance S.A. 26, boulevard Royal L-2449 Luxembourg	PO Box 5017 L-1050 Luxembourg
	Tel	+352 4444 55 411
	Fax	+352 4444 55 447
marc.feider@allenovery.com
Pentair Ltd. Freier Platz 10 CH-8200 Schaffhausen Switzerland

Our ref	0106257-0000001 LU:6146690.1

Luxembourg, 11 March 2013

Legal opinion

Dear Sirs,

1.	We have acted as special legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Pentair Finance S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 26, boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under the number B 166.305 (the Company).

This legal opinion is issued in connection with the Company’s filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-4, including a prospectus (the Registration Statement) with respect to the registration of an offer to exchange (the Exchange Offer) (i) USD 350,000,000 aggregate principal amount of new 1.350% senior notes due 2015 (the 2015 New Notes) for all outstanding USD 350,000,000 aggregate principal amount 1.350% senior notes due 2015 (the 2015 Old Notes), (ii) USD 350,000,000 aggregate principal amount of new 1.875% senior notes due 2017 (the 2017 New Notes) for all outstanding USD 350,000,000 aggregate principal amount 1.875% senior notes due 2017 (the 2017 Old Notes), (iii) USD 250,000,000 aggregate principal amount of new 2.650% senior notes due 2019 (the 2019 New Notes) for all outstanding USD 250,000,000 aggregate principal amount 2.650% senior notes due 2019 (the 2019 Old Notes), (iv) USD 373,026,000 aggregate principal amount of new 5.000% senior notes due 2021 (the 2021 New Notes) for all outstanding USD 373,026,0000 aggregate principal amount 5.000% senior notes due 2021 (the 2021 Old Notes) and (v) USD 550,000,000 aggregate principal amount of new 3.150% senior notes due 2022 (the 2022 New Notes together with the 2015 New Notes, the 2017 New Notes, the 2019 New Notes and the 2021 New Notes, the New Notes) for all outstanding USD 550,000,000 aggregate principal amount 3.150% senior notes due 2022 (the 2022 Old Notes together with the 2015 Old Notes, the 2017 Old Notes, the 2019 Old Notes and the 2021 Old Notes, the Old Notes), unconditionally guaranteed as to the due and punctual payment of the principal of, premium, if any, and interest and additional amounts, if any, on an unsecured and unsubordinated basis by Pentair Ltd (the Guarantor).

Allen & Overy Luxembourg is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Warsaw and Washington, D.C.

2.	We have examined copies of the documents listed below:

2.1	a copy of the restated articles of association (statuts coordonnés) of the Company (the Articles) as at 28 September 2012;

2.2	an electronic copy of a negative certificate (certificat négatif) issued by the Register in respect of the Company dated 11 March 2013 stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against the Company, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de faillite) (the Certificate);

2.3	an excerpt of the Register pertaining to the Company dated 11 March 2013;

2.4	a copy received by e-mail of the (i) written resolutions of the board of directors of the Company dated September 10, 2012 and November 15, 2012 and (ii) written consents of the authorized representative of the board of directors of the Company dated September 10, 2012 and November 19, 2012 (collectively, the Resolutions);

2.5	a scanned copy received by email of the executed indenture dated as of 24 September 2012, among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (the Trustee), as supplemented by (i) the First Supplemental Indenture and the Second Supplemental Indenture, each dated as of 24 September 2012, among the Company, the Guarantor, Pentair Inc., a Minnesota corporation (Pentair Inc.) and the Trustee (the indenture as so supplemented, the Original Indenture), (ii) the Third Supplemental Indenture and the Fourth Supplemental Indenture, each dated as of 26 November 2012 and (iii) the Fifth Supplement Indenture, dated as of 18 December 2012 (the Supplemental Indentures), among the Company, the Guarantor and the Trustee (the Original Indenture, as supplemented by the Supplemental Indentures, the Indenture); and

2.6	a copy of the signed secretary’s certificate of the Company dated 11 March 2013 as to certain factual matters, and

2.7	a scanned copy received by email of the executed Registration Statement dated 11 March 2013.

Terms defined in the Registration Statement and used herein, but not otherwise defined herein, have the meanings ascribed thereto in the Registration Statement. The Registration Statement and the Indenture will hereinafter be referred to as the Opinion Documents.

The term “Opinion Documents” includes, for the purposes of paragraphs 3. and 5. below, any document in connection therewith.

3.	ASSUMPTIONS

In giving this legal opinion, we have assumed with your consent, and we have not verified independently:

3.1	the genuineness of all signatures, stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed, have in fact signed (and had the general legal capacity to sign) these documents;

3.2	that all factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of execution of the Opinion Documents and the issue of the New Notes;

3.3	that the place of the central administration (siège de l’administration centrale) and the principal place of business (principal établissement) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg;

3.4	that the entry into and performance of the Opinion Documents and the issuance of the New Notes by the Company are for the corporate benefit (intérêt social) of the Company; and

3.5	that all payments and transfers made or to be made by, on behalf of, in favour of, or for the account of, the Company under the Opinion Documents and the New Notes will be made on an arm’s length basis and are in accordance with market practice.

4.	OPINION

Based upon, and subject to, the assumptions made above and the qualifications set out below, we are of the opinion that, under the laws of Luxembourg in effect, and as construed and applied by the Luxembourg courts and as reflected in published Luxembourg court decisions, on the date hereof:

4.1	Status

The Company is a public limited liability company (société anonyme) formed for an unlimited duration and legally existing under the laws of Luxembourg.

4.2	Power, authority and authorisation

The Company has the corporate power and authority to enter into and perform obligations under the New Notes and has taken all necessary corporate actions to authorise the execution of the Opinion Documents and the issuance of the New Notes.

5.	QUALIFICATIONS

The above opinions are subject to the following qualifications:

5.1	The legal validity, performance and enforceability of, and the rights and obligations of the parties under, the Opinion Documents are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation, reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de faillite), reorganisation proceedings or similar Luxembourg or foreign law proceedings or regimes affecting the rights of creditors generally.

5.2	We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Opinion.

5.3	We express no opinion whatsoever on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.

5.4	A search at Register is not capable of conclusively revealing whether a (and the Certificate does not constitute conclusive evidence that no) winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de faillite) or judicial liquidation (liquidation judiciaire) or similar action has been adopted or made.

5.5

The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Official Gazette unless the company proves that the relevant third parties had prior knowledge thereof.

6.	This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information (including formulas determining payments to be made) contained in the Opinion Documents (or any document in connection therewith).

7.	This legal opinion is governed by, and shall be construed in accordance with, Luxembourg law. Accordingly, we are opining herein as to Luxembourg law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours faithfully,

Allen & Overy Luxembourg

/s/ Marc Feider

Marc Feider

Avocat à la Cour

Partner

4